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                                 Exhibit (d)(2)

                                  ADVANTA CORP.

                           NON-QUALIFIED STOCK OPTION



         THIS NON-QUALIFIED STOCK OPTION (the "Option") is granted as of
<<DATE>> by Advanta Corp., a Delaware corporation (the "Company"), to <<NAME>>
(the "Optionee"), pursuant to the Advanta Corp. 2000 Omnibus Stock Incentive Plan (the "Plan") and the Company's Offer to Repurchase Eligible Shares of Restricted Stock, dated August 9, 2001 (the "Offer to Repurchase"). All capitalized terms contained in this Option shall have the meaning set forth in the Plan unless otherwise required by the context.

                              W I T N E S S E T H:

         1. Grant. The Company hereby grants to the Optionee an Option to purchase, subject to the terms and conditions hereinafter set forth, all or any part of an aggregate <<SHARES>> Shares of the Company's Class B Common Stock, par value $0.01 per share (the "Option Shares"), at the purchase price of $10.625 per share (the "Option Price"). This Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Term. The Option granted hereunder shall expire at 5:00 p.m. (local Philadelphia, Pennsylvania time) on the earliest to occur of the following:

                  (a) With respect to any portion of the Option which becomes vested and exercisable, the date that is two years following the date on which the Option (or portion
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thereof) becomes vested and exercisable in accordance with Section 3 hereof (the
"Expiration Date");

                  (b) The last day of the Optionee's employment or service with the Company or its Affiliates, where such employment or service is terminated by the Optionee's resignation and such resignation has not been solicited by the Company;

                  (c) Expiration of thirty (30) days from the date the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than retirement, disability (within the meaning of section 22(e)(3) of the Code), death or as specified in subparagraph 2(b) above or subparagraphs 2(e) or 2(f), below;

                  (d) Expiration of two (2) years from the date the Optionee's employment or service with the Company or its Affiliates terminates due to the Optionee's retirement, or expiration of one hundred eighty (180) days from the date such employment or service with the Company or its Affiliates terminates due to the Optionee's disability (within the meaning of section 22(e)(3) of the Code) or death;

                  (e) A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his employment or service contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Option shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.


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Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture; or

                  (f) The date, if any, set by the Board of Directors as an accelerated expiration date in the event of a "Change of Control."

         As of the termination of employment of the Optionee for any reason, no portion of the Option that was not vested and exercisable immediately prior to the date of such termination shall become vested on or after the date of such termination, and such unvested portion of the Option shall lapse and be forfeited effective as of such date.

         3. Vesting. If the Optionee earns a percentage of his or her 2001 target bonus, the Option shall become vested and exercisable, in whole or in part, as of April 11, 2002. The extent to which the Option becomes vested and exercisable as of such date shall be determined by applying the percentage of the Optionee's 2001 target bonus earned (up to a maximum of 100%) to the number of Option Shares that are subject to the Option. If all or any portion of the Option does not become vested and exercisable on April 11, 2002, the remaining portion, if any, of the Option shall become vested and exercisable on ___________, 20___ (being the tenth anniversary of the date of grant of the Eligible AMIP Shares to which this Option relates). This Option may be exercised only to the extent that it has vested. Notwithstanding the foregoing, in the event of a Change of Control, the Option shall be 100% vested. As used in this
Section 3, the terms "2001 target bonus" and "Eligible AMIP Shares" shall have the meanings set forth in the Offer to Repurchase.

         4. General Rules. To the extent otherwise exercisable, this Option may be exercised in whole or in part except that this Option may in no event be exercised (a) with


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respect to fractional shares or (b) after the expiration of the Option term set forth under paragraph 2 hereof.

         5. Transfers. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution, and during the lifetime of the person to whom an Option is granted, such Option may be exercised only by the Optionee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Notwithstanding the foregoing, (i) an Option, other than an ISO, may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, and (ii) the Optionee may transfer the Option to his or her immediate family members (i.e., spouse or former spouse, parents, issue, including adopted and "step" issue, or siblings), trusts for the benefit of family members, or partnerships whose only partners are such family members (a "Family Transfer"), provided that the Optionee receives no consideration for a Family Transfer. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

         6. Method of Exercise and Payment.

                  (a) When exercisable under Paragraphs 2, 3 and 4, the Option may be exercised by written notice, pursuant to Paragraph 10, to the Company's Secretary specifying the number of Option Shares to be purchased and, unless the Option Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933 (the "Act"), containing the Optionee's acknowledgment, in form and substance


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satisfactory to the Company, that (i) such Option Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Optionee has been advised and understands that (A) the Option Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration, (iii) such Option Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of the Option Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Option Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Subsection 6(a) has occurred.

                  (b) The notice shall be accompanied by payment of the aggregate Option Price of the Option Shares being purchased (i) in cash, (ii) by certified or cashier's check payable to the order of the Company, or (iii) by such other mode of payment as the


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Committee may approve. Such exercise shall be effective upon the actual receipt by the Company's Secretary of such written notice and payment.

                  (c) The Company shall have the right to require the Optionee to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for Option Shares. The Company's obligation to make any delivery or transfer of Option Shares shall be conditioned on the Optionee's compliance with any withholding requirement to the Company's satisfaction.

         7. Adjustments Upon Changes in Common Stock. In the event that, prior to the delivery by the Company of all of the Option Shares in respect of which the Option is granted, there shall be a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment affecting the Common Stock which is effected without receipt of consideration by the Company, the Committee designated under the Plan shall make appropriate adjustments with respect to the aggregate number of shares and class or classes of shares issuable upon exercise of the Option in lieu of the remaining number of Option Shares and with respect to the Option Price hereunder. The Committee shall have the authority to determine the adjustments to be made pursuant to this Section, and any such determination by the Committee shall be final, binding and conclusive.

         8. Change of Control. In the event of a Change of Control, the Committee may take whatever action it deems necessary or desirable with respect to the Option,


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including, without limitation, accelerating the expiration or termination date of the Option to a date no earlier than 30 days after notice of acceleration is given to the Optionee.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its Board of Directors, if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company


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possessing more than twenty-five percent (25%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty five percent (25%) of the outstanding shares of the Company's Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         9. Administration. This Option has been granted pursuant to the Company's 2000 Omnibus Stock Incentive Plan, and is subject to the terms and provisions thereof. Capitalized terms herein which are not otherwise defined have the meaning specified in the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Committee designated under the Plan, and such determination shall be final, binding and conclusive.

         10. Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at its principal operating office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given only when actually received by the Company.

         11. Continued Service. Nothing herein contained shall affect the right of the Company to terminate the Optionee's employment or the Optionee's services, responsibilities,


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duties, Optionee's services to the Company in any capacity at any time for any reason whatsoever.

         IN WITNESS WHEREOF, the Company has granted this Option as of the day and year first above written.

                                        ADVANTA CORP.


                                        By:  ______________________________

                                              Dennis Alter, Chairman



                                        Attest: ____________________________

                                                Elizabeth H. Mai, Secretary


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